Exhibit 99.1

Disclosure of Omidria Post-Launch Study Findings to Occur at Hawaiian Eye and Retina Conference

SEATTLE, WA — January 15, 2016 — Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for both large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced that Omidria® (phenylephrine and ketorolac injection) 1% / 0.3% will be the focus of a series of presentations and panel discussions by thought leaders in cataract surgery at Hawaiian Eye and Retina, an annual conference of over 1,200 ophthalmologists, retina specialists, nurses, allied health professionals and administrators. The first of these presentations and discussions will occur on Sunday, January 17, 2016, at which time certain information regarding Omidria will be made public. To ensure that developments regarding Omeros’ business are publicly disseminated to securities markets in consistent fashion, Omeros is announcing that the information to be presented at the conference includes a summary of investigator-sponsored studies, which have resulted in abstracts and manuscripts accepted, submitted or in preparation, reporting that the use of Omidria across a wide range of patients, including those with non-complex cataracts, complex cataracts, intraoperative floppy iris syndrome (IFIS) and/or pseudoexfoliation, has resulted in statistically significant:

•	reduction in complications associated with small pupils;

•	reduction in usage of pupil-expanding devices;

•	prevention of miosis during femtosecond laser-assisted surgery;

•	reduction in age-adjusted surgical times; and

•	improvement in best corrected visual acuity (BCVA) on the day after surgery.

The above outcomes are not referenced in the currently approved labeling for Omidria. Omidria is broadly indicated for use in cataract surgery in adult patients.

The above findings are from investigator-sponsored, case-controlled/cohort, single-center studies, ranging from approximately 50 to over 1,100 patients, and have not yet been published. Omeros’ earlier Phase 3 clinical trials evaluating Omidria were not powered to demonstrate statistical differences in surgical times and BCVA, and results from those Phase 3 trials did not reach statistical significance for those measurements. Complication rates and use of pupil-expanding devices were not assessed in the Phase 3 trials, and femtosecond laser cases were excluded for purposes of standardization given that not all investigators in the Omidria Phase 3 program used this equipment in cataract surgery. Consistent with publication guidelines, detailed data from these investigator-sponsored studies will be available in the published abstracts and journal articles.

About Omidria®

Omeros’ PharmacoSurgery® product Omidria® contains the mydriatic (pupil-dilating) agent phenylephrine and the anti-inflammatory agent ketorolac and was developed for use during cataract or other IOL replacement surgery. The FDA has approved Omidria for use during cataract surgery or IOL replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain.

Important Risk Information for Omidria®

Systemic exposure of phenylephrine may cause elevations in blood pressure. In clinical trials, the most common reported ocular adverse reactions at two to 24 percent are eye irritation, posterior capsule opacification, increased intraocular pressure, and anterior chamber inflammation; incidence of adverse events was similar between placebo-treated and Omidria-treated patients. Omidria® must be added to irrigation solution prior to intraocular use. Omidria is not approved for use in children.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Derived from its proprietary PharmacoSurgery® platform, the company’s first drug product, Omidria® (phenylephrine and ketorolac injection) 1%/0.3%, has been approved by the FDA for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, the European Commission (EC) has approved Omidria for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has five clinical-stage development programs focused on: complement-related thrombotic microangiopathies; Huntington’s disease, schizophrenia, and cognitive impairment; addictive and compulsive disorders; and preventing problems associated with urologic surgical procedures. In addition, Omeros has a proprietary GPCR platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization including with respect to Omidria® and OMS103, Omeros’ ability to partner and commercialize Omidria® in Europe, Omeros’ unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2015. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org